Exhibit 99.a

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT is made as of the 12th day of September 2005, between CACI International Inc, a Delaware corporation headquartered at 1100 North Glebe Road, Arlington, Virginia (the “Company”), and William M. Fairl (the “Executive”) residing at 95884 Iron Stone Court, Centreville, VA 20120.

W I T N E S S E T H:

WHEREAS, the Executive is employed by CACI International Inc and/or one or more of its wholly-owned subsidiaries (“the Company”), and the services of the Executive, his managerial experience, and his knowledge of the affairs of the Company are of great value to the Company;

WHEREAS, the Board of Directors of CACI International Inc has adopted a policy governing the obligations of the Company and its senior executives (known as the Top Management Team) in the event that the employment of any senior executive of the Company is terminated (the Senior Executive Severance Policy); and

WHEREAS, the Company and the Executive desire to apply the Senior Executive Severance Policy to the Executive through the mechanism of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
The Company and the Executive agree that the Executive is employed on an at-will basis. Unless otherwise specifically provided in a written agreement signed by both the Company and the Executive, the parties understand that the Executive is employed for no fixed term or period, that either the Company or the Executive may terminate the Executive’s employment with the Company at any time with or without a reason, and that this Agreement creates no contract of employment between the Company and the Executive.

2.
The term of this Agreement shall be for the period from September 12, 2005 through June 30, 2006, and shall automatically renew itself from year-to-year thereafter, unless the Company provides to the Executive written notice of the Company’s intent to amend the Senior Executive Severance Policy and to apply the amended policy to the Executive. In the event the Company provides such notice to the Executive, this Agreement shall expire by its terms at the end of the full term year that begins on the next July 1 following the date such notice is received by the Executive;

3.
The Company shall have the right to terminate the Executive’s employment without payment of severance as provided below in the event of the Executive’s death, or on thirty (30) days written notice in the event that the Executive shall be unable, or shall fail, to perform all of the services required of his position with the Company as a result of any mental or physical incapacitating disability, to the extent that such inability or failure to perform required duties shall exist for any consecutive ninety (90) day period. “Disability” shall be as determined by the insurance company providing disability insurance coverage to the Executive at the Company’s expense. The Company’s right to terminate the Executive’s employment without payment of severance under this Paragraph shall not limit or reduce in any way the Executive’s right to receive benefits under any disability insurance or plan maintained by the Company for the benefit of the Executive.

4.
The Executive shall have the right on thirty (30) days written notice to the Company to terminate his employment with the Company at any time on written notice to the Company indicating the Executive’s desire to retire or to resign from the Company's employment;

5.
Except as provided in Paragraph 3 and 4, the Executive’s employment with the Company may be terminated without payment of severance as provided below only in the event of a termination for cause as defined in this Paragraph. For the purposes of this Agreement, “Cause” shall be defined as gross negligence, willful misconduct, fraud, willful disregard of the CEO’s direction or breach of published Company policy. The Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the Company’s Board of Directors finding that, in the good faith opinion of the Board of Directors, the Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board’s decision to terminate the Executive. Such resolution may be adopted by the Board of Directors only after the Board has provided to the Executive (1) advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of the Executive, (2) a statement setting forth the alleged grounds for termination, and (3) an opportunity for the Executive and, if the Executive so desires, the Executive’s counsel, to be heard before the Board.

6.
Except in connection with a Change of Control Disposition as defined in Paragraph 12, if the Executive’s employment with the Company is terminated for any reason other than those set forth in Paragraphs 3, 4 or 5 above, then the Company shall pay to the Executive an amount equal to four (4) months of the Executive’s base salary, plus one (1) month base salary for each year of service by the Executive with the Company, up to an aggregate maximum of twelve (12) months salary.

7.
If, following a Change of Control Disposition of the Company as defined below in Paragraph 12, Executive resigns for “Good Reason” as defined in this Paragraph or the Executive’s employment is terminated within one (1) year of the “Change of Control Disposition Date” as defined in Paragraph 12 for any reason other than the reasons set forth in Paragraphs 3, 4 or 5 above, then the Company shall pay to the Executive an amount equal to two (2) times the amount that the Company would have been required to pay the Executive under Paragraph 6 above if the Executive’s employment had been terminated in the absence of a Change of Control Disposition. “Good reason” for the Executive’s resignation shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent:

(a)	A reduction in the Executive’s base salary as it existed on the day before the Change of Control Disposition Date;

(b)
A reduction in the benefits and/or incentive compensation payable to the Executive from the level applicable to the Executive on the day before the Change of Control Disposition Date unless such reduction is accomplished as part of a change in benefits and/or incentive compensation plans applicable to all officers of the Company;

(c)
The assignment to the Executive of any duties inconsistent (except in the nature of a promotion) with the position that the Executive held on the day before the Change of Control Disposition Date or a substantial adverse alteration in the nature or status of the Executive’s position or responsibilities or the conditions of the Executive’s employment from those in effect on such date; or

(d)	A change in the geographic location of the Executive’s job more than fifty (50) miles from the place at which such job was based on the day before the Change of Control Disposition Date;

8.	At the time of termination of the Executive's employment for any reason the Executive shall be paid all other compensation and benefits due to the Executive at the time of termination.

9.	Any compensation payable in accordance with this Agreement will be paid to the Executive in equal semi-monthly installments over a one (1) year period.

10.
The Executive shall not disclose, publish, or use for any purpose not directly related to the performance of the Executive’s duties for the Company, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of the Company, its clients, business partners, or subcontractors at any time during or after his employment with the Company. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. Executive agrees to return to the Company all proprietary material which he possesses on the date of termination of the Executive’s active employment with the Company.

11.	A.
The Executive understands and agrees that this non-compete restriction is aimed at protecting the Company’s relationship with the current and prospective clients of the Company and/or its subsidiary and affiliated companies, as such clients are specifically named in written proposals, contracts and task orders (collectively, these are referred to as “CACI Clients”). The Executive understands and agrees that the definition of CACI Clients as used in this Agreement is intended to cover the specific program offices or activities which the Company and/or its subsidiary and affiliated companies pursue, or for which they perform work, within large governmental departments, such as the Department of the Navy or the Army, not the greater department in general.

B.
The Executive agrees that the Company may reasonably protect its relationships with CACI Clients by prohibiting the Executive from competing for work with: (i) any CACI Clients while the Executive is employed by the Company, and (ii) certain CACI Clients for a reasonable period of time following termination of the Executive’s employment.

C.
During the Executive’s employment with the Company, the Executive will not directly or indirectly sell, market or otherwise provide goods or services to any CACI Clients in competition with those provided by the Company and/or its subsidiary and affiliated companies.

D.
For a period of two (2) years following termination of the Executive’s employment, the Executive will not directly or indirectly provide goods or services to CACI Clients when such goods or services are in competition with those goods or services (i) provided within the year prior to termination of the Executive’s employment under contract or task order, or (ii) offered pursuant to a formal or informal proposal, to CACI Clients by any Corporate organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the termination of the Executive’s employment.

E.
During the Executive’s employment with the Company and for a period of two (2) years following termination of that employment, the Executive will not participate in competition for the award of any contract or task order for which any Corporate organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the end of the Executive’s employment with the Company is competing.

F.
During the Executive’s employment and for a period of two (2) years following termination of that employment, the Executive will not, directly or indirectly interfere with, disparage or damage, or attempt to interfere with, disparage or damage, the Company’s reputation, or any relationship between the Company or its affiliated or subsidiary companies and any other entity.

G.
The Executive understands and agrees that if the Executive were to compete with CACI in violation of paragraphs C, D, and E above, such competition could breach both this Agreement and the Executive’s fiduciary duties to CACI. The Executive further understands and agrees that competition prohibited by paragraphs 3, 4 and 5 above includes permitting another entity’s use of the Executive’s name or resume in any proposal or other application for such a contract or task order.

H.
During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive will not participate, directly or indirectly, in any attempt to hire or solicit for employment outside of the Company and its subsidiary and affiliated companies any person employed by the Company and its subsidiary and affiliated companies

I.
The invalidity or unenforceability of any provisions of this provision shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. If any provision of this Agreement is found invalid, illegal or unenforceable because it is too broad in scope, too lengthy in duration or violates any law or regulation, it shall be reformed by narrowing its scope, limiting its duration or construing it to avoid such violation (as the case may be) while giving the greatest effect to the intent of the parties as is legally permissible.

12.
By reason of the special and unique nature of the obligations hereunder, it is agreed that neither party hereto may assign any interests, rights or duties which the party may have in this Agreement without the prior written consent of the other party, except that upon any “Change of Control Disposition” of the Company through purchase, merger, consolidation, liquidation, the acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of twenty-five percent (25%) or more of the Company’s common stock, or sale of all or substantially all of the assets of the Company to another party whether or not the Company is the surviving corporation, this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting entity, company or corporation in the same manner and to the same extent as though such entity, company or corporation were the Company. The “Change of Control Disposition Date” shall be that calendar date on which the Change of Control Disposition event is consummated and legally binding upon the parties.

13.
Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be resolved by arbitration. This arbitration shall be held in Arlington, Virginia in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction.

14.
In consideration of any payment made to the Executive pursuant to this Agreement, the Executive, for himself, his heirs and legal representatives, releases and forever discharges the Company, its predecessors, successors, parent, subsidiary or affiliate companies, and all of their past, present or future directors, officers, employees or agents from any and all claims, demands, or causes of action, whether known or unknown, existing at the time of payment or arising subsequently thereto, arising out of or related to the Executive’s employment by the Company or the termination of that employment.

15.	This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws.

16.
This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matter herein. This Agreement may be amended only in writing, signed by both parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective the day and year first above written.

CACI International Inc		William M. Fairl

By:	/s/ Stephen L. Waechter	/s/ William M. Fairl